For Release: August 6, 2020
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the second quarter 2020
(All dollars are in thousands, except per share amounts, unless otherwise noted)
The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for second quarter 2020 earnings, dated August 6, 2020, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.
Forward-looking and cautionary statements
This report contains forward-looking statements and information that are based on management's current expectations as of the date of this document. Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “scheduled,” “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.
The forward-looking statements are based on assumptions and analyses made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the 2019 Annual Report and subsequent reports filed by the Company with the SEC and include such risks and uncertainties as:
•risks and uncertainties related to the severity, magnitude, and duration of the COVID-19 pandemic, including changes in the macroeconomic environment and consumer behavior, restrictions on business, educational, individual, or travel activities intended to slow the spread of the pandemic, and volatility in market conditions resulting from the pandemic, including interest rates, the value of equities, and other financial assets;
•risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the Company under existing and any future servicing contracts with the U.S. Department of Education (the "Department"), which current contracts accounted for 30 percent of the Company's revenue in 2019, risks to the Company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the pending and uncertain nature of the Department's NextGen procurement process (under which awards of new contracts have been made to other service providers) and the impact of the reported cancellation by the Department of the previous EPS component of NextGen, the uncertain timing and nature of the outcome of the Company's protests of the reported decision by the Department as to the Company's proposal for the BPO component of NextGen and a protest by another interested party regarding the BPO solicitation, the possibility that awards or other evaluations of proposals may be challenged by various interested parties and may not be finalized or implemented within the currently anticipated time frame or at all, risks that the Company may not be successful in obtaining any of such potential new contracts, and risks related to the Company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, Federal Family Education Loan Program (the "FFEL Program" or "FFELP"), and private education and consumer loans;
•loan portfolio risks such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the FFEL Program, risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, and consumer loans and initiatives to purchase additional FFELP, private education, and consumer loans, and risks from changes in levels of loan prepayment or default rates;
•financing and liquidity risks, including risks of changes in the general interest rate environment, including the availability of any relevant money market index rate such as LIBOR or the relationship between the relevant money market index rate and the rate at which the Company's assets and liabilities are priced, and changes in the securitization and other financing markets for loans, including adverse changes resulting from unanticipated repayment trends on student loans in FFELP securitization trusts that could accelerate or delay repayment of the associated bonds, which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to hold student loans;
•risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as changes resulting from the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") and the expected decline over time in FFELP loan interest income and fee-based revenues due to the discontinuation of new FFELP loan originations in 2010 and potential government initiatives or legislative proposals to consolidate existing FFELP loans to the Federal Direct Loan Program or otherwise allow FFELP loans to be refinanced with Federal Direct Loan Program loans;
•risks related to a breach of or failure in the Company's operational or information systems or infrastructure, or those of third-party vendors, including cybersecurity risks related to the potential disclosure of confidential loan borrower and other customer information, the potential disruption of the Company's systems or those of third-party vendors or customers, and/or the potential damage to the Company's reputation resulting from cyber-breaches;
•uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;
•risks and uncertainties related to the ability of ALLO Communications LLC to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks;
•risks that the conditions to the reported approval of federal deposit insurance and an industrial bank charter for Nelnet Bank may not be satisfied within a reasonable timeframe or at all, thus delaying or preventing Nelnet Bank from commencing operations, and the uncertain nature of the expected benefits from obtaining an industrial bank charter, including the ability to successfully launch banking operations and achieve expected market penetration;
•risks related to investments in solar projects, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities;
•risks and uncertainties related to other initiatives to pursue additional strategic investments, acquisitions, and other activities, including activities that are intended to diversify the Company both within and outside of its historical core education-related businesses; and
•risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the Company's businesses, reputational and other risks, including the risk of increased regulatory costs, resulting from the politicization of student loan servicing, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.
All forward-looking statements contained in this report are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Operations
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest income:
Loan interest	$146,140	181,793	238,222	327,933	480,555
Investment interest	5,743	7,398	8,566	13,141	16,819
Total interest income	151,883	189,191	246,788	341,074	497,374
Interest expense:
Interest on bonds and notes payable	85,248	134,118	186,963	219,366	378,733
Net interest income	66,635	55,073	59,825	121,708	118,641
Less provision for loan losses	2,999	76,299	9,000	79,297	16,000
Net interest income after provision for loan losses	63,636	(21,226)	50,825	42,411	102,641
Other income/expense:
Loan servicing and systems revenue	111,042	112,735	113,985	223,778	228,883
Education technology, services, and payment processing revenue	59,304	83,675	60,342	142,979	139,502
Communications revenue	18,998	18,181	15,758	37,179	30,300
Gain on sale of loans	—	18,206	1,712	18,206	1,712
Other income	60,127	8,281	14,440	68,408	23,507
Impairment expense	(332)	(34,087)	—	(34,419)	—
Derivative settlements, net	5,821	4,237	12,972	10,058	32,007
Derivative market value adjustments, net	(3,911)	(20,602)	(37,060)	(24,513)	(67,635)
Total other income/expense	251,049	190,626	182,149	441,676	388,276
Cost of services:
Cost to provide education technology, services, and payment processing services	15,376	22,806	15,871	38,181	36,930
Cost to provide communications services	5,743	5,582	5,101	11,325	9,860
Total cost of services	21,119	28,388	20,972	49,506	46,790
Operating expenses:
Salaries and benefits	119,247	119,878	111,214	239,125	222,272
Depreciation and amortization	29,393	27,648	24,484	57,041	48,697
Other expenses	37,052	43,384	45,417	80,439	89,233
Total operating expenses	185,692	190,910	181,115	376,605	360,202
Income (loss) before income taxes	107,874	(49,898)	30,887	57,976	83,925
Income tax (expense) benefit	(21,264)	10,133	(6,209)	(11,131)	(17,600)
Net income (loss)	86,610	(39,765)	24,678	46,845	66,325
Net income attributable to noncontrolling interests	(128)	(767)	(59)	(895)	(115)
Net income (loss) attributable to Nelnet, Inc.	$86,482	(40,532)	24,619	45,950	66,210
Earnings per common share:
Net income (loss) attributable to Nelnet, Inc. shareholders - basic and diluted	$2.21	(1.01)	0.61	1.16	1.65
Weighted average common shares outstanding - basic and diluted	39,203,404	39,955,514	40,050,065	39,579,459	40,210,787

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	June 30, 2020	December 31, 2019	June 30, 2019
Assets:
Loans and accrued interest receivable, net	$20,460,873	21,402,868	22,179,604
Cash, cash equivalents, and investments	517,240	381,005	306,501
Restricted cash	853,775	1,088,695	969,597
Goodwill and intangible assets, net	223,645	238,444	254,389
Other assets	555,675	597,958	509,709
Total assets	$22,611,208	23,708,970	24,219,800
Liabilities:
Bonds and notes payable	$19,726,158	20,529,054	21,294,192
Other liabilities	544,264	788,822	598,990
Total liabilities	20,270,422	21,317,876	21,893,182
Equity:
Total Nelnet, Inc. shareholders' equity	2,336,796	2,386,712	2,322,326
Noncontrolling interests	3,990	4,382	4,292
Total equity	2,340,786	2,391,094	2,326,618
Total liabilities and equity	$22,611,208	23,708,970	24,219,800

Overview
The Company is a diverse company with a purpose to serve others and a vision to make customers' dreams possible by delivering customer focused products and services. The largest operating businesses engage in loan servicing; education technology, services, and payment processing; and communications. A significant portion of the Company's revenue is net interest income earned on a portfolio of federally insured student loans. The Company also makes investments to further diversify both within and outside of its historical core education-related businesses, including, but not limited to, investments in real estate, early-stage and emerging growth companies, and renewable energy.
GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments
The Company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the Company's GAAP net income (loss) to net income (loss), excluding derivative market value adjustments, and a discussion of why the Company believes providing this additional information is useful to investors, is provided below.

	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
GAAP net income (loss) attributable to Nelnet, Inc.	$86,482	(40,532)	24,619	45,950	66,210
Realized and unrealized derivative market value adjustments	3,911	20,602	37,060	24,513	67,635
Tax effect (a)	(939)	(4,944)	(8,894)	(5,883)	(16,232)
Net income (loss) attributable to Nelnet, Inc., excluding derivative market value adjustments (b)	$89,454	(24,874)	52,785	64,580	117,613

Earnings per share:
GAAP net income (loss) attributable to Nelnet, Inc.	$2.21	(1.01)	0.61	1.16	1.65
Realized and unrealized derivative market value adjustments	0.10	0.52	0.93	0.62	1.68
Tax effect (a)	(0.03)	(0.13)	(0.22)	(0.15)	(0.41)
Net income (loss) attributable to Nelnet, Inc., excluding derivative market value adjustments (b)	$2.28	(0.62)	1.32	1.63	2.92
(a) The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.
(b) "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the Company’s derivative transactions with the intent that each is economically effective; however, the Company’s derivative instruments do not qualify for hedge accounting. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the Company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The Company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the Company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the Company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

Operating Results
The Company earns net interest income on its loan portfolio, consisting primarily of FFELP loans, in its Asset Generation and Management ("AGM") operating segment. This segment is expected to generate a stable net interest margin and significant amounts of cash as the FFELP portfolio amortizes. As of June 30, 2020, the Company had a $19.8 billion loan portfolio that management anticipates will amortize over the next approximately 20 years and has a weighted average remaining life of 10.8 years. The Company actively works to maximize the amount and timing of cash flows generated by its FFELP portfolio and seeks to acquire additional loan assets to leverage its servicing scale and expertise to generate incremental earnings and cash flow. However, due to the continued amortization of the Company’s FFELP loan portfolio, over time, the Company's net income generated by the AGM segment will continue to decrease. The Company currently believes that in the short-term it will most likely not be able to invest the excess cash generated from the FFELP loan portfolio into assets that immediately generate the rates of return historically realized from that portfolio.
In addition, the Company earns fee-based revenue through the following reportable operating segments:
•Loan Servicing and Systems ("LSS") - referred to as Nelnet Diversified Solutions ("NDS")
•Education Technology, Services, and Payment Processing ("ETS&PP") - referred to as Nelnet Business Solutions ("NBS")
•Communications - referred to as ALLO Communications ("ALLO")
Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities ("Corporate"). Corporate and Other Activities also includes income earned on certain investments and interest expense incurred on unsecured debt transactions.
The information below provides the operating results for each reportable operating segment for the three and six months ended June 30, 2020 and 2019 (dollars in millions).

(a) Revenue includes intersegment revenue.
(b) Total revenue includes "net interest income" and "total other income/expense" from the Company's segment statements of operations, excluding a COVID-19 related impairment expense during the six months ended June 30, 2020 of $26.3 million, and the impact from changes in fair values of derivatives. Net income excludes changes in fair values of derivatives, net of tax. For information regarding the exclusion of the impact from changes in fair values of derivatives, see "GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments" above.

Certain events and transactions from 2020, which have impacted, will impact, of could impact the operating results of the Company, are discussed below.
Impacts of COVID-19 Pandemic
The rapid outbreak of the respiratory disease caused by a novel strain of coronavirus, coronavirus 2019 or COVID-19 (“COVID-19”), was declared a global pandemic by the World Health Organization on March 11, 2020 and a national emergency by the President on March 13, 2020. Beginning on March 15, 2020, many businesses and schools closed or reduced hours throughout the U.S. to combat the spread of COVID-19, and states and local jurisdictions implemented various containment efforts, including lockdowns on non-essential business, stay-at-home orders, and shelter-in-place orders. The COVID-19 pandemic has caused significant disruption to the U.S. and world economies, including significantly higher unemployment and underemployment, significantly lower interest rates and equity market valuations, and extreme volatility in the U.S. and world markets. As a result of the COVID-19 outbreak and federal, state, and local government responses to COVID-19, the Company has experienced and may in the future experience various disruptions and impacts to the Company's businesses and results of operations. The following provides a summary of how COVID-19 has impacted and may impact the Company's business and operating results.
Corporate
The Company has implemented adjustments to its operations designed to keep employees safe and comply with federal, state, and local guidelines, including those regarding social distancing. As of March 25, 2020, the majority of our 6,600 associates were working and continue to work from home. Substantially all Company associates working from home are able to connect to their work environment virtually and continue to serve our customers.
The Company has investments in real estate, early-stage and emerging growth companies (venture capital investments), and renewable energy (solar). The Company identified several venture capital investments that were negatively impacted by the distressed economic conditions resulting from the COVID-19 pandemic and recognized impairment charges on such investments of $7.8 million (pre-tax) during the first quarter of 2020.
Loan Servicing and Systems
The CARES Act, which was signed into law on March 27, 2020, among other things, provides broad relief for federal student loan borrowers. Under the CARES Act, federal student loan payments and interest accruals were suspended until September 30, 2020 for all borrowers that have loans owned by the Department. The Department instructed servicers to apply the benefits of the law retroactively to March 13, 2020, when the President declared a state of emergency related to COVID-19. Although the Company will receive less revenue per borrower through September 30, 2020 based on borrower status, the Company currently anticipates more borrowers being in a current status subsequent to September 30, 2020, at which time the Company's revenue per borrower will increase. Currently, the Company anticipates no adverse impact to the total amount of revenue earned during 2020 under the Department servicing contracts as a result of the CARES Act. However, servicing revenue was negatively impacted in the second quarter of 2020, is expected to be lower in the third quarter of 2020, and is currently expected to be higher in the fourth quarter of 2020, than in corresponding prior periods. While federal student loan payments are suspended, the Company's operating expenses have been and will continue to be lower due to a significant reduction of borrower statement printing and postage costs. In addition, during the second quarter of 2020, revenue from the Department for originating consolidation loans was adversely impacted as a result of borrowers receiving relief on their existing loans, thus not initiating a consolidation. The Company currently anticipates this revenue will continue to be negatively impacted while student loan payments and interest accruals are suspended.
During the second quarter of 2020, FFELP, private education, and consumer loan servicing revenue was adversely impacted by the COVID-19 pandemic due to reduced or eliminated delinquency outreach to borrowers, holds on claim filings, and reduced or eliminated late fees processing. In addition, origination fee revenue was negatively impacted as borrowers are less likely to refinance their loans when they are receiving certain relief measures from their current lender. The Company anticipates this trend will continue in future periods that are impacted by the COVID-19 pandemic, with the magnitude based on the extent to which existing or additional borrower relief policies and activities are implemented or extended by servicing customers.
If the student loan borrower relief provisions of the CARES Act were potentially extended past September 30, 2020 and/or new legislative or regulatory student loan borrower relief measures similar to such provisions of the CARES Act were to become effective, the levels and timing of future servicing revenues could continue to be impacted in a similar manner through the extended period of time that such provisions or measures are in effect.
Due to decreased servicing and transaction activity as a result of suspended payments under the CARES Act as discussed above, the Company has been able to transition associates to help state agencies process unemployment claims and conduct certain health tracing support activities. These contracts were awarded to the Company as a result of the Company's technology, security, compliance, and other capabilities needed to conduct such activities.

Education Technology, Services, and Payment Processing
This segment has been and will continue to be impacted by COVID-19 through lower interest rate levels, which reduce earnings for this business compared to recent historical results as the tuition funds held in custody for schools produce less interest earnings. If interest rates remain at current levels, the Company anticipates this segment will earn minimal interest income in future periods. In addition, as a result of COVID-19, demand for certain of the Company's products and services during the second quarter of 2020 was negatively impacted. Enrollment declines in higher education and K-12 schools, as a result of the COVID-19 pandemic, could continue to negatively impact schools' demand for the Company's products and services in future periods.
Communications
As a result of COVID-19, ALLO has experienced increased demand from new and existing residential customers to support connectivity needs primarily for work and learn from home applications. Along with offering 60 days free for eligible customers, ALLO has partnered with school districts to provide more connectivity to students, often at discounted rates. ALLO signed the FCC Keep Americans Connected Pledge and did not suspend customers for non-payment, charge late fees, and apply suspension fees during the period from March 15, 2020 to June 30, 2020.
A prolonged economic downturn as a result of the COVID-19 pandemic could adversely impact customers’ ability to pay for ALLO services. However, to date the impact has been minimal as the services ALLO provides are viewed as critical by both residential and business customers. Due to losses from COVID-19, in the future some businesses may not be able to re-open, which would adversely impact ALLO’s results of operations and cash flow.
In view of the importance of ALLO's technicians being able to connect new customers while maintaining social distance and protecting community and associate health and safety, ALLO has adjusted operational procedures by implementing associate health checks, following CDC and local health official safety protocols, facilitating customer screening, and adjusting the installation process to limit the time in the home or business as much as possible.
Asset Generation and Management
AGM's results were adversely impacted during the first quarter of 2020 as a result of COVID-19 due to:
•An incremental increase in the provision for loan losses of $63.0 million (pre-tax) resulting from an increase in expected life of loan defaults due to the COVID-19 pandemic.
•A $26.3 million (pre-tax) impairment charge recognized on the Company's beneficial interest in consumer loan securitizations. The Company's estimate of future cash flows from the beneficial interest in consumer loan securitizations was lower than originally anticipated due to the expectation of increased consumer loan defaults within such securitizations due to the distressed economic conditions resulting from the COVID-19 pandemic.
In addition, during the first quarter of 2020, variable loan spread on the Company's federal student loan portfolio decreased due to a widening of the basis between the asset and debt indices in which the Company earns interest on its loans and funds such loans. The significant widening during the first quarter of 2020 was the result of a significant decrease in interest rates in March 2020 as a result of COVID-19. In a declining interest rate environment, student loan spread is compressed, due to the timing of interest rate resets on the Company's assets occurring daily in contrast to the timing of the interest resets on the Company's debt that occurs either monthly or quarterly. As the Company's debt reset at lower interest rates during the second quarter of 2020, the Company's variable loan spread increased.
During the first half of the second quarter of 2020, interest rates continued to decrease. As the Company's debt continues to reset to these lower interest rates during the third quarter of 2020, the Company expects variable loan spread will continue to increase from current levels. In addition, as a result of the decrease in interest rates in March 2020 and the first half of the second quarter of 2020, the Company has received and anticipates to continue to receive an increase in fixed rate floor income earned on its federally insured student loan portfolio.
The CARES Act, among other things, provides broad relief, effective March 13, 2020, for borrowers that have student loans owned by the Department of Education. This relief package excluded FFELP, private education, and consumer loans. Although the Company’s loans are excluded from the provisions of the CARES Act, the Company is providing relief for its borrowers.
For the Company's federally insured and private education loans, effective March 13, 2020 through June 30, 2020, the Company proactively applied a 90 day natural disaster forbearance to any loan that was 31-269 days past due (for federally insured loans) and 80 days past due (for private education loans), and to any current loan upon request. Beginning July 1, 2020, the Company discontinued proactively applying 90 day natural disaster forbearances on past due loans. However, the Company will continue to apply a natural disaster forbearance with an end date of September 30, 2020, to any federally insured and private education loan upon request. Federally insured loans in forbearance increased to $5.4 billion, or 27.7% of the portfolio, at June 30, 2020, compared to $1.3 billion, or 6.6% of the portfolio, as of December 31, 2019. Private education loans in forbearance increased to $21.9 million, or 7.5% of the portfolio, at June 30, 2020, compared to $3.1 million, or 1.3% of the portfolio, at December 31, 2019. Federally insured and private education loans in forbearance declined in June 2020 from May peaks of $6.0 billion and $38.6 million, respectively. The Company anticipates that loans in forbearance will continue to decline in the third and fourth quarters of 2020, absent any intervening policy change, when borrowers are currently scheduled to exit forbearance. Despite the COVID-19 pandemic, most borrowers continue to make payments according to their payment plans.
In addition, for private education loans, effective March 13, 2020 through September 30, 2020, the Company is delaying final demand letters and default activity, while replacing collection calls with borrower outreach on relief options. For both federally insured and private education loans, effective March 13, 2020 through September 30, 2020, borrower late fees are being waived and borrower payments made after March 13, 2020 are refunded upon a borrower's request.
For the majority of the Company's consumer loans, borrowers are generally being offered, upon request and/or documented evidence of financial distress, a two-month deferral of payments, with an option of additional deferrals if the COVID-19 pandemic continues. In addition, effective March 13, 2020 through September 30, 2020, the majority of fees (non-sufficient funds, late charges, check fees) and credit bureau reporting are currently suspended. The specific relief terms on the Company's consumer loan portfolio vary depending on the loan program and servicer of such loans.
The Company will continue to review whether additional and/or extended borrower relief policies and activities are needed.
The Company is not contractually committed to acquire FFELP, private education, or consumer loans, so the Company has been and will continue to be selective as to which, if any, loans it purchases during the current period of economic uncertainty. As a result of the economic uncertainty, the Company has identified certain opportunities to deploy capital. In March and April 2020, the Company purchased residual interests in certain FFELP securitizations for $33.5 million. In addition, the Company has purchased $89.3 million of investments in student loan asset-backed securities during the six months ended June 30, 2020 (net of proceeds from sales of such securities). A majority of the student loan asset-backed securities purchases were funded via a participation agreement with Union Bank and Trust Company (a related party).
Liquidity
The Company currently believes its cash and anticipated cash generated from operations on an annual basis will be sufficient to fund its operating expenses and business activities for the foreseeable future. In addition, the Company does not currently believe the COVID-19 pandemic will have any impact regarding compliance with covenants on any of the Company's debt facilities, including its unsecured line of credit.
See further discussion regarding the Company’s strong liquidity position below.
Other Risks and Uncertainties
The COVID-19 pandemic is unprecedented and continues to evolve. The extent to which COVID-19 may impact the Company's businesses depends on future developments, which are highly uncertain, subject to various risks, and cannot be predicted with confidence, such as the ultimate spread, severity, and duration of the pandemic, travel restrictions, stay-at-home or other similar orders and social distancing in the United States and other countries, business and/or school closures and disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the virus.
Investment in Agile Sports Technologies, Inc. (doing business as "Hudl")
On May 20, 2020, the Company made an additional equity investment of approximately $26.0 million in Hudl, as one of the participants in an equity raise completed by Hudl. Prior to the additional 2020 investment, the Company had direct and indirect equity ownership interests in Hudl of less than 20%, which did not materially change as a result of this transaction. The Company accounts for its investment in Hudl using the measurement alternative method, which requires it to adjust its carrying value of the investment for changes resulting from observable market transactions. As a result of Hudl’s equity raise, the Company recognized a $51.0 million (pre-tax) gain during the three months ended June 30, 2020 to adjust its carrying value to reflect the May 20, 2020 transaction value. This gain is included in "other income" on the consolidated statements of operations.

Department of Education NextGen Procurement
Nelnet Servicing, LLC ("Nelnet Servicing"), a subsidiary of the Company, earns loan servicing revenue from a servicing contract with the Department. Revenue earned by Nelnet Servicing related to this contract was $37.4 million and $40.5 million for the three months ended June 30, 2020 and 2019, and $76.0 million and $80.1 million for the six months ended June 30, 2020 and 2019, respectively.
In addition, Great Lakes Educational Loan Services, Inc. ("Great Lakes"), which was acquired by the Company on February 7, 2018, also earns loan servicing revenue from a similar servicing contract with the Department. Revenue earned by Great Lakes related to this contract was $45.2 million and $46.0 million for the three months ended June 30, 2020 and 2019, and $91.7 million and $93.1 million for the six months ended June 30, 2020 and 2019, respectively.
Nelnet Servicing and Great Lakes' servicing contracts with the Department previously provided for expiration on June 16, 2019. On November 26, 2019, Nelnet Servicing and Great Lakes each received extensions from the Department on their contracts through December 14, 2020. The most current contract extensions also provide the potential for two additional six-month extensions at the Department's discretion through December 14, 2021.
The Department is conducting a contract procurement process entitled Next Generation Financial Services Environment (“NextGen”) for a new framework for the servicing of all student loans owned by the Department. On January 15, 2019, the Department issued solicitations for three NextGen components:
•NextGen Enhanced Processing Solution ("EPS")
•NextGen Business Process Operations ("BPO")
•NextGen Optimal Processing Solution ("OPS")
On April 1, 2019 and October 4, 2019, the Company responded to the EPS solicitation component. On January 16, 2020, the Department released an amendment to the EPS solicitation component and the Company responded on February 3, 2020. In addition, on August 1, 2019, the Company responded to the BPO solicitation component. On January 10, 2020, the Department released an amendment to the BPO solicitation component and the Company responded on January 30, 2020. The EPS solicitation component was for a transitional technology system and certain processing functions the Department planned to use under NextGen to service the Department's student loan customers for a period of time before eventually moving to OPS in the future. However, on April 3, 2020, the Department cancelled the OPS solicitation component. The BPO solicitation component is for the back office and call center operational functions for servicing the Department's student loan customers.
On March 30, 2020, the Company received a letter from the Department notifying the Company that the Company's proposal in response to the EPS component had been determined to be outside of the competitive range and would receive no further consideration for an award. On April 13, 2020, the Company filed a protest with the Government Accountability Office ("GAO") challenging the Department's decision to cancel the OPS solicitation component without amending the EPS solicitation component. On April 27, 2020, the Company filed a supplemental protest challenging a number of bases for the Department's competitive range exclusion of the Company's proposal from the EPS solicitation component. On July 10, 2020, the Department cancelled the solicitation for the EPS component. In its cancellation description, the Department indicated that it continues to be committed to the goals and vision of NextGen, and that it will be introducing a new solicitation to continue the NextGen strategy in the future. Based on the Department's cancellation of the EPS procurement, on July 14, 2020, the GAO dismissed the Company's protests as moot. The Company fully intends to compete for the servicing system solution as the Department proceeds with their NextGen strategy.
On June 18, 2020, the Company received a letter from the Department notifying the Company that the Company's proposal in response to the BPO solicitation component was determined to be ineligible for award, claiming the Company's response did not meet certain requirements related to small business participation. The Company immediately requested a debriefing regarding the Department's basis for this decision. Prior to providing the Company a debriefing, on June 24, 2020, the Department awarded and signed contracts with five other companies in connection with the BPO solicitation. On July 13, 2020, the Company filed a protest with the GAO challenging on a number of bases the Department's determination that the Company's BPO response did not meet small business participation requirements. In addition, on July 20, 2020, the Company filed a supplemental protest challenging the Department's decision to proceed with awards of contracts for the BPO component, when it cancelled the EPS component and a new EPS solicitation is expected to be released. On July 24, 2020, the Department provided the Company a debriefing regarding the Department's June 18, 2020 decision to eliminate the Company from the BPO competition. On July 28, 2020, the Company filed a second supplemental protest challenging the Department's BPO decision. Under applicable law, contract awards to other parties for the BPO component are subject to a stay of performance until the protests are resolved. A decision by the GAO is due on or before October 22, 2020.

The Company cannot predict the outcome of the current protests regarding the BPO component, or the timing, nature, or ultimate outcome of the Department's NextGen contract procurement process.
Adoption of New Accounting Standard for Credit Losses
On January 1, 2020, the Company adopted ASU No. 2016-13, Financial Instruments – Credit Losses (“ASC 326”), which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology.
The CECL methodology utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for financial assets measured at amortized cost at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses.
The new guidance primarily impacted the allowance for loan losses related to the Company’s loan portfolio. Upon adoption, the Company recorded an increase to the allowance for loan losses of $91.0 million, which included a reclassification of the non-accretable discount balance and premiums related to loans purchased with evidence of credit deterioration, and decreased retained earnings, net of tax, by $18.9 million. Results for reporting periods beginning after January 1, 2020 are presented under ASC 326 (recognizing estimated credit losses expected to occur over the asset's remaining life) while prior period amounts continue to be reported in accordance with previously applicable GAAP (recognizing estimated credit losses using an incurred loss model); therefore, the comparative information for 2019 is not comparable to the information presented for 2020.
Nelnet Bank
On March 18, 2020, the Company announced that it received notification of approval from the Federal Deposit Insurance Corporation (“FDIC”) Board of Directors for federal deposit insurance and the Utah Department of Financial Institutions (“UDFI”) in connection with the establishment of Nelnet Bank as a Utah-chartered industrial bank. Nelnet Bank would operate as an internet bank franchise focused on the private education loan marketplace, with a home office in Draper, Utah.
The approval from the FDIC and UDFI is subject to a number of conditions, including compliance with the terms of the orders from the FDIC and UDFI. In addition, Nelnet Bank will have to meet a readiness review by the FDIC and UDFI before commencing operations. Although a formal timeline has not been established for these items, the Company currently believes Nelnet Bank could be approved and operational by the fourth quarter of 2020.
On June 26, 2020, Nelnet Bank, Nelnet, Inc. (the parent), and Michael S. Dunlap (Nelnet, Inc.’s controlling shareholder) entered into a Capital and Liquidity Maintenance Agreement and a Parent Company Agreement with the FDIC in connection with Nelnet, Inc.’s role as a source of financial strength for Nelnet Bank. As part of the Capital and Liquidity Maintenance Agreement, Nelnet, Inc. is obligated to (i) contribute capital to Nelnet Bank for it to maintain capital levels that meet FDIC requirements for a “well capitalized” bank, including a leverage ratio of capital to total assets of at least 12 percent; (ii) provide and maintain a revolving line of credit for the benefit of Nelnet Bank in an amount equal to the greater of either 10 percent of Nelnet Bank’s total assets or such additional amount as agreed to by Nelnet Bank and Nelnet, Inc.; (iii) provide additional liquidity to Nelnet Bank in such amount and duration as may be necessary for Nelnet Bank to meet its ongoing liquidity obligations; and (iv) establish and maintain a pledged deposit of $40.0 million with Nelnet Bank.
During the three and six months ended June 30, 2020, the Company incurred incremental direct costs associated with Nelnet Bank of $1.3 million and $2.5 million, respectively. Nelnet Bank will be funded with an initial capital commitment of $100.0 million from the Company. Nelnet Bank will operate as a separate subsidiary of the Company, and the industrial bank charter will allow the Company to maintain its other diversified business offerings.
Liquidity
•As of June 30, 2020, the Company had cash and cash equivalents of $67.5 million. In addition, the Company had a portfolio of available-for-sale investments, consisting primarily of student loan asset-backed securities, with a fair value of $142.2 million as of June 30, 2020. As of June 30, 2020, the Company has participated $86.7 million of these securities, and such participation is reflected as debt on the Company's consolidated balance sheet.
•The Company has a $455.0 million unsecured line of credit with a maturity date of December 16, 2024. As of June 30, 2020, the unsecured line of credit had $30.0 million outstanding and $425.0 million was available for future use. The line of credit provides that the Company may increase the aggregate financing commitments, through the existing lenders and/or through new lenders, up to a total of $550.0 million, subject to certain conditions.

•The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that will generate significant earnings and cash flow over the life of these transactions. As of June 30, 2020, the Company currently expects future undiscounted cash flows from its securitization portfolio to be approximately $2.28 billion, of which approximately $1.51 billion will be generated over the next 5 1/2 years (through 2025).
•During the first six months of 2020, the Company completed three FFELP asset-backed securitizations totaling $1.1 billion.
•As of June 30, 2020, the Company had $348.9 million, $92.6 million, and $126.4 million of capacity under its FFELP, private education, and consumer loan warehouse facilities, respectively, to purchase additional loans.
Subsequent to June 30, 2020, the Company made the decision to sell an additional $60.8 million (par value) of consumer loans to an unrelated third party, who securitized such loans. As partial consideration received for the consumer loans sold, the Company received a 25.4 percent residual interest in the consumer loan securitization. The Company currently anticipates recognizing a gain in the third quarter of 2020 of $14.8 million (pre-tax) from the sale of these loans. After the completion of this loan sale, $46.8 million was outstanding under the Company's consumer loan warehouse facility and $153.2 million was available for future funding.
•The Company has a stock repurchase program to purchase up to a total of five million shares of the Company’s Class A common stock during the three-year period ending May 7, 2022. Year to date, through June 30, 2020, the Company has repurchased 1,497,934 shares of stock for $68.5 million ($45.75 per share), of which the vast majority was purchased during the second quarter of 2020. As of June 30, 2020, 3.3 million shares remained authorized for repurchase under the Company's stock repurchase program.
•The Company paid a second quarter 2020 cash dividend on the Company's Class A and Class B common stock of $0.20 per share. In addition, the Company's Board of Directors has declared a third quarter 2020 cash dividend on the Company's outstanding shares of Class A and Class B common stock of $0.20 per share. The third quarter cash dividend will be paid on September 15, 2020 to shareholders of record at the close of business on September 1, 2020.
The Company intends to use its strong liquidity position to capitalize on market opportunities, including FFELP, private education, and consumer loan acquisitions; strategic acquisitions and investments, including anticipated capital commitments to Nelnet Bank; expansion of ALLO’s telecommunications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the Company’s cash and investment balances.

Segment Reporting
The following tables include the results of each of the Company's reportable operating segments reconciled to the consolidated financial statements.

	Three months ended June 30, 2020
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$52	420	—	150,583	1,196	(368)	151,883
Interest expense	28	21	—	84,489	1,078	(368)	85,248
Net interest income (expense)	24	399	—	66,094	118	—	66,635
Less provision for loan losses	—	—	—	2,999	—	—	2,999
Net interest income (loss) after provision for loan losses	24	399	—	63,095	118	—	63,636
Other income/expense:
Loan servicing and systems revenue	111,042	—	—	—	—	—	111,042
Intersegment revenue	8,537	3	—	—	—	(8,540)	—
Education technology, services, and payment processing revenue	—	59,304	—	—	—	—	59,304
Communications revenue	—	—	18,998	—	—	—	18,998
Gain on sale of loans	—	—	—	—	—	—	—
Other income	1,914	—	392	732	57,089	—	60,127
Impairment expense	—	—	—	—	(332)	—	(332)
Derivative settlements, net	—	—	—	5,821	—	—	5,821
Derivative market value adjustments, net	—	—	—	(3,911)	—	—	(3,911)
Total other income/expense	121,493	59,307	19,390	2,642	56,757	(8,540)	251,049
Cost of services:
Cost to provide education technology, services, and payment processing services	—	15,376	—	—	—	—	15,376
Cost to provide communications services	—	—	5,743	—	—	—	5,743
Total cost of services	—	15,376	5,743	—	—	—	21,119
Operating expenses:
Salaries and benefits	68,401	24,522	5,570	421	20,334	—	119,247
Depreciation and amortization	9,142	2,362	10,824	—	7,065	—	29,393
Other expenses	13,380	2,326	3,774	4,863	12,710	—	37,052
Intersegment expenses, net	15,996	3,429	536	9,055	(20,476)	(8,540)	—
Total operating expenses	106,919	32,639	20,704	14,339	19,633	(8,540)	185,692
Income (loss) before income taxes	14,598	11,691	(7,057)	51,398	37,242	—	107,874
Income tax (expense) benefit	(3,504)	(2,806)	1,694	(12,336)	(4,312)	—	(21,264)
Net income (loss)	11,094	8,885	(5,363)	39,062	32,930	—	86,610
Net income attributable to noncontrolling interests	—	—	—	—	(128)	—	(128)
Net income (loss) attributable to Nelnet, Inc.	$11,094	8,885	(5,363)	39,062	32,802	—	86,482

	Three months ended March 31, 2020
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$317	1,991	—	185,926	1,555	(598)	189,191
Interest expense	44	17	—	133,249	1,407	(598)	134,118
Net interest income (expense)	273	1,974	—	52,677	148	—	55,073
Less provision for loan losses	—	—	—	76,299	—	—	76,299
Net interest income (loss) after provision for loan losses	273	1,974	—	(23,622)	148	—	(21,226)
Other income/expense:
Loan servicing and systems revenue	112,735	—	—	—	—	—	112,735
Intersegment revenue	11,054	11	—	—	—	(11,065)	—
Education technology, services, and payment processing revenue	—	83,675	—	—	—	—	83,675
Communications revenue	—	—	18,181	—	—	—	18,181
Gain on sale of loans	—	—	—	18,206	—	—	18,206
Other income	2,630	—	353	3,215	2,083	—	8,281
Impairment expense	—	—	—	(26,303)	(7,783)	—	(34,087)
Derivative settlements, net	—	—	—	4,237	—	—	4,237
Derivative market value adjustments, net	—	—	—	(20,602)	—	—	(20,602)
Total other income/expense	126,419	83,686	18,534	(21,247)	(5,700)	(11,065)	190,626
Cost of services:
Cost to provide education technology, services, and payment processing services	—	22,806	—	—	—	—	22,806
Cost to provide communications services	—	—	5,582	—	—	—	5,582
Total cost of services	—	22,806	5,582	—	—	—	28,388
Operating expenses:
Salaries and benefits	70,493	23,696	5,416	443	19,830	—	119,878
Depreciation and amortization	8,848	2,387	10,507	—	5,907	—	27,648
Other expenses	17,489	6,092	3,689	3,717	12,398	—	43,384
Intersegment expenses, net	16,239	3,327	624	11,916	(21,041)	(11,065)	—
Total operating expenses	113,069	35,502	20,236	16,076	17,094	(11,065)	190,910
Income (loss) before income taxes	13,623	27,352	(7,284)	(60,945)	(22,646)	—	(49,898)
Income tax (expense) benefit	(3,269)	(6,565)	1,748	14,627	3,592	—	10,133
Net income (loss)	10,354	20,787	(5,536)	(46,318)	(19,054)	—	(39,765)
Net income attributable to noncontrolling interests	—	—	—	—	(767)	—	(767)
Net income (loss) attributable to Nelnet, Inc.	$10,354	20,787	(5,536)	(46,318)	(19,821)	—	(40,532)

	Three months ended June 30, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$550	1,659	1	243,295	2,258	(974)	246,788
Interest expense	19	11	—	184,035	3,872	(974)	186,963
Net interest income (expense)	531	1,648	1	59,260	(1,614)	—	59,825
Less provision for loan losses	—	—	—	9,000	—	—	9,000
Net interest income (loss) after provision for loan losses	531	1,648	1	50,260	(1,614)	—	50,825
Other income/expense:
Loan servicing and systems revenue	113,985	—	—	—	—	—	113,985
Intersegment revenue	11,598	—	—	—	—	(11,598)	—
Education technology, services, and payment processing revenue	—	60,342	—	—	—	—	60,342
Communications revenue	—	—	15,758	—	—	—	15,758
Gain on sale of loans	—	—	—	1,712	—	—	1,712
Other income	2,277	—	362	3,176	8,624	—	14,440
Impairment expense	—	—	—	—	—	—	—
Derivative settlements, net	—	—	—	12,972	—	—	12,972
Derivative market value adjustments, net	—	—	—	(37,060)	—	—	(37,060)
Total other income/expense	127,860	60,342	16,120	(19,200)	8,624	(11,598)	182,149
Cost of services:
Cost to provide education technology, services, and payment processing services	—	15,871	—	—	—	—	15,871
Cost to provide communications services	—	—	5,101	—	—	—	5,101
Total cost of services	—	15,871	5,101	—	—	—	20,972
Operating expenses:
Salaries and benefits	66,496	22,823	5,192	382	16,321	—	111,214
Depreciation and amortization	8,799	3,324	7,737	—	4,623	—	24,484
Other expenses	17,118	5,805	3,865	6,207	12,423	—	45,417
Intersegment expenses, net	13,604	3,148	716	11,665	(17,535)	(11,598)	—
Total operating expenses	106,017	35,100	17,510	18,254	15,832	(11,598)	181,115
Income (loss) before income taxes	22,374	11,019	(6,490)	12,806	(8,822)	—	30,887
Income tax (expense) benefit	(5,370)	(2,645)	1,558	(3,074)	3,321	—	(6,209)
Net income (loss)	17,004	8,374	(4,932)	9,732	(5,501)	—	24,678
Net income attributable to noncontrolling interests	—	—	—	—	(59)	—	(59)
Net income (loss) attributable to Nelnet, Inc.	$17,004	8,374	(4,932)	9,732	(5,560)	—	24,619

	Six months ended June 30, 2020
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$369	2,411	—	336,509	2,751	(967)	341,074
Interest expense	73	38	—	217,737	2,485	(967)	219,366
Net interest income (expense)	296	2,373	—	118,772	266	—	121,708
Less provision for loan losses	—	—	—	79,297	—	—	79,297
Net interest income (loss) after provision for loan losses	296	2,373	—	39,475	266	—	42,411
Other income/expense:
Loan servicing and systems revenue	223,778	—	—	—	—	—	223,778
Intersegment revenue	19,591	14	—	—	—	(19,605)	—
Education technology, services, and payment processing revenue	—	142,979	—	—	—	—	142,979
Communications revenue	—	—	37,179	—	—	—	37,179
Gain on sale of loans	—	—	—	18,206	—	—	18,206
Other income	4,544	—	745	3,947	59,172	—	68,408
Impairment expense	—	—	—	(26,303)	(8,116)	—	(34,419)
Derivative settlements, net	—	—	—	10,058	—	—	10,058
Derivative market value adjustments, net	—	—	—	(24,513)	—	—	(24,513)
Total other income/expense	247,913	142,993	37,924	(18,605)	51,056	(19,605)	441,676
Cost of services:
Cost to provide education technology, services, and payment processing services	—	38,181	—	—	—	—	38,181
Cost to provide communication services	—	—	11,325	—	—	—	11,325
Total cost of services	—	38,181	11,325	—	—	—	49,506
Operating expenses:
Salaries and benefits	138,894	48,218	10,986	863	40,163	—	239,125
Depreciation and amortization	17,990	4,749	21,330	—	12,972	—	57,041
Other expenses	30,870	8,418	7,463	8,581	25,108	—	80,439
Intersegment expenses, net	32,235	6,756	1,160	20,971	(41,517)	(19,605)	—
Total operating expenses	219,989	68,141	40,939	30,415	36,726	(19,605)	376,605
Income (loss) before income taxes	28,220	39,044	(14,340)	(9,545)	14,596	—	57,976
Income tax (expense) benefit	(6,773)	(9,371)	3,442	2,291	(720)	—	(11,131)
Net income (loss)	21,447	29,673	(10,898)	(7,254)	13,876	—	46,845
Net income attributable to noncontrolling interests	—	—	—	—	(895)	—	(895)
Net income (loss) attributable to Nelnet, Inc.	$21,447	29,673	(10,898)	(7,254)	12,981	—	45,950

	Six months ended June 30, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$1,047	3,676	3	490,162	4,310	(1,824)	497,374
Interest expense	19	19	—	372,834	7,685	(1,824)	378,733
Net interest income (expense)	1,028	3,657	3	117,328	(3,375)	—	118,641
Less provision for loan losses	—	—	—	16,000	—	—	16,000
Net interest income (loss) after provision for loan losses	1,028	3,657	3	101,328	(3,375)	—	102,641
Other income/expense:
Loan servicing and systems revenue	228,883	—	—	—	—	—	228,883
Intersegment revenue	23,815	—	—	—	—	(23,815)	—
Education technology, services, and payment processing revenue	—	139,502	—	—	—	—	139,502
Communications revenue	—	—	30,300	—	—	—	30,300
Gain on sale of loans	—	—	—	1,712	—	—	1,712
Other income	4,350	—	487	6,701	11,969	—	23,507
Impairment expense	—	—	—	—	—	—	—
Derivative settlements, net	—	—	—	32,007	—	—	32,007
Derivative market value adjustments, net	—	—	—	(67,635)	—	—	(67,635)
Total other income/expense	257,048	139,502	30,787	(27,215)	11,969	(23,815)	388,276
Cost of services:
Cost to provide education technology, services, and payment processing services	—	36,930	—	—	—	—	36,930
Cost to provide communication services	—	—	9,860	—	—	—	9,860
Total cost of services	—	36,930	9,860	—	—	—	46,790
Operating expenses:
Salaries and benefits	132,715	45,830	9,929	760	33,038	—	222,272
Depreciation and amortization	17,671	6,835	15,099	—	9,093	—	48,697
Other expenses	36,047	11,116	7,342	10,044	24,685	—	89,233
Intersegment expenses, net	27,362	6,447	1,380	23,952	(35,326)	(23,815)	—
Total operating expenses	213,795	70,228	33,750	34,756	31,490	(23,815)	360,202
Income (loss) before income taxes	44,281	36,001	(12,820)	39,357	(22,896)	—	83,925
Income tax (expense) benefit	(10,628)	(8,640)	3,077	(9,446)	8,037	—	(17,600)
Net income (loss)	33,653	27,361	(9,743)	29,911	(14,859)	—	66,325
Net income attributable to noncontrolling interests	—	—	—	—	(115)	—	(115)
Net income (loss) attributable to Nelnet, Inc.	$33,653	27,361	(9,743)	29,911	(14,974)	—	66,210

Net Interest Income, Net of Settlements on Derivatives
The following table summarizes the components of “net interest income” and “derivative settlements, net.”
Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income as presented in the table below. Net interest income (net of settlements on derivatives) is a non-GAAP financial measure, and the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table below.

	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Variable loan interest margin	$30,133	30,367	44,310	60,499	88,260
Settlements on associated derivatives (a)	7,129	2,112	807	9,242	3,140
Variable loan interest margin, net of settlements on derivatives	37,262	32,479	45,117	69,741	91,400
Fixed rate floor income	31,866	18,758	10,840	50,625	21,265
Settlements on associated derivatives (b)	(1,308)	2,125	12,165	816	28,867
Fixed rate floor income, net of settlements on derivatives	30,558	20,883	23,005	51,441	50,132
Investment interest	5,743	7,398	8,566	13,141	16,819
Corporate debt interest expense	(1,107)	(1,450)	(3,891)	(2,557)	(7,703)
Net interest income (net of settlements on derivatives)	$72,456	59,310	72,797	131,766	150,648

(a) Includes the net settlements received related to the Company’s 1:3 basis swaps.
(b) Includes the net settlements received (paid) related to the Company’s floor income interest rate swaps.

Loan Servicing and Systems Revenue
The following table provides disaggregated revenue by service offering for the Loan Servicing and Systems operating segment.

	Three month ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Government servicing - Nelnet	$37,360	38,650	40,459	76,010	80,099
Government servicing - Great Lakes	45,213	46,446	45,973	91,660	93,050
Private education and consumer loan servicing	8,196	8,609	8,985	16,805	18,465
FFELP servicing	4,917	5,614	6,424	10,531	13,119
Software services	10,651	11,318	10,021	21,969	19,762
Outsourced services and other	4,705	2,098	2,123	6,803	4,388
Loan servicing and systems revenue	$111,042	112,735	113,985	223,778	228,883

Loan Servicing Volumes

	As of
	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020
Servicing volume (dollars in millions):
Nelnet
Government	$179,507	183,093	181,682	184,399	183,790	185,477	185,315
FFELP	36,748	35,917	35,003	33,981	33,185	32,326	31,392
Private and consumer	15,666	16,065	16,025	16,286	16,033	16,364	16,223
Great Lakes
Government	232,694	237,050	236,500	240,268	239,980	243,205	243,609
Total	$464,615	472,125	469,210	474,934	472,988	477,372	476,539

Number of servicing borrowers:
Nelnet
Government	5,771,923	5,708,582	5,592,989	5,635,653	5,574,001	5,498,872	5,496,662
FFELP	1,709,853	1,650,785	1,588,530	1,529,392	1,478,703	1,423,286	1,370,007
Private and consumer	696,933	699,768	693,410	701,299	682,836	670,702	653,281
Great Lakes
Government	7,458,684	7,385,284	7,300,691	7,430,165	7,396,657	7,344,509	7,346,691
Total	15,637,393	15,444,419	15,175,620	15,296,509	15,132,197	14,937,369	14,866,641

Number of remote hosted borrowers:	6,393,151	6,332,261	6,211,132	6,457,296	6,433,324	6,354,158	6,264,559

Education Technology, Services, and Payment Processing
The following table provides disaggregated revenue by servicing offering for the Education Technology, Services, and Payment Processing operating segment.

	Three months Ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Tuition payment plan services	$22,947	31,587	24,655	54,534	54,829
Payment processing	21,168	31,742	21,311	52,910	50,290
Education technology and services	14,927	20,054	14,096	34,980	33,805
Other	262	292	280	555	578
Education technology, services, and payment processing revenue	$59,304	83,675	60,342	142,979	139,502

Communications Financial and Operating Data

Certain financial and operating data for ALLO is summarized in the tables below.

	Three months ended						Six months ended
	June 30, 2020		March 31, 2020		June 30, 2019		June 30, 2020		June 30, 2019
Residential revenue	$14,209	74.8%	$13,559	74.6%	$11,890	75.5%	$27,766	74.6%	$22,955	75.7%
Business revenue	4,619	24.3	4,471	24.6	3,816	24.2	9,091	24.5	7,230	23.9
Other revenue	170	0.9	151	0.8	52	0.3	322	0.9	115	0.4
Communications revenue	$18,998	100.0%	$18,181	100.0%	$15,758	100.0%	$37,179	100.0%	$30,300	100.0%

Revenue contribution:
Internet	$11,930	62.8%	$11,199	61.6%	$9,297	59.0%	$23,125	62.2%	$17,726	58.5%
Television	4,218	22.2	4,236	23.3	4,050	25.7	8,440	22.7	7,939	26.2
Telephone	2,812	14.8	2,691	14.8	2,395	15.2	5,502	14.8	4,575	15.1
Other	38	0.2	55	0.3	16	0.1	112	0.3	60	0.2
Communications revenue	$18,998	100.0%	$18,181	100.0%	$15,758	100.0%	$37,179	100.0%	$30,300	100.0%

Net loss	$(5,363)		(5,536)		(4,932)		(10,898)		(9,743)
EBITDA (a)	3,767		3,223		1,246		6,990		2,276

Capital expenditures	10,077		7,163		15,040		17,240		26,998

	As of
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Residential customer information:
Households served	53,067	49,684	47,744	45,228	42,760	40,338	37,351
Households passed (b)	144,869	143,505	140,986	137,269	132,984	127,253	122,396
Households served/passed	36.6%	34.6%	33.9%	32.9%	32.2%	31.7%	30.5%
Total households in current markets and new markets announced (c)	171,121	171,121	160,884	159,974	159,974	152,840	152,840

(a) Earnings before interest, income taxes, depreciation, and amortization ("EBITDA") is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The Company reports EBITDA for ALLO because the Company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from ALLO's net loss under GAAP is presented below:

	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net loss	$(5,363)	(5,536)	(4,932)	(10,898)	(9,743)
Net interest income	—	—	(1)	—	(3)
Income tax benefit	(1,694)	(1,748)	(1,558)	(3,442)	(3,077)
Depreciation and amortization	10,824	10,507	7,737	21,330	15,099
Earnings before interest, income taxes, depreciation, and amortization (EBITDA)	$3,767	3,223	1,246	6,990	2,276

(b) Represents the number of single residence homes, apartments, and condominiums that ALLO already serves and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines, but have not been connected.
(c) During the first quarter of 2020, ALLO announced plans to expand its network to make services available in Norfolk, Nebraska. ALLO is now in twelve communities, including ten in Nebraska and two in Colorado.
Other Income
The following table summarizes the components of "other income."

	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Gain (loss) on investments, net	$53,151	(3,864)	4,258	49,286	3,831
Management fee revenue	1,914	2,243	2,277	4,544	4,350
Investment advisory services	922	2,802	731	3,724	1,441
Borrower late fee income	319	3,188	3,161	3,506	6,674
Other	3,821	3,912	4,013	7,348	7,211
Other income	$60,127	8,281	14,440	68,408	23,507

Derivative Settlements
The following table summarizes the components of "derivative settlements, net" included in the attached consolidated statements of operations.

	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
1:3 basis swaps	$7,129	2,112	807	9,242	3,140
Interest rate swaps - floor income hedges	(1,308)	2,125	12,165	816	28,867
Total derivative settlements - income (expense)	$5,821	4,237	12,972	10,058	32,007

Loans and Accrued Interest Receivable, net
Loans and accrued interest receivable, net consisted of the following:

	As of	As of	As of
	June 30, 2020	December 31, 2019	June 30, 2019
Federally insured student loans:
Stafford and other	$4,439,492	4,684,314	4,804,295
Consolidation	14,948,379	15,644,229	16,349,837
Total	19,387,871	20,328,543	21,154,132
Private education loans	293,218	244,258	198,752
Consumer loans	149,308	225,918	237,952
	19,830,397	20,798,719	21,590,836
Accrued interest receivable	856,880	733,497	723,846
Loan discount, net of unamortized loan premiums and deferred origination costs	(16,959)	(35,036)	(38,952)
Non-accretable discount	—	(32,398)	(33,535)
Allowance for loan losses:
Federally insured loans	(144,829)	(36,763)	(39,056)
Private education loans	(25,535)	(9,597)	(10,157)
Consumer loans	(39,081)	(15,554)	(13,378)
	$20,460,873	21,402,868	22,179,604
The Company's total allowance for loan losses of $209.4 million at June 30, 2020 represents reserves equal to 0.7% of the Company's federally insured loans (or 29.1% of the risk sharing component of the loans that is not covered by the federal guaranty), 8.7% of the Company's private education loans, and 26.2% of the Company's consumer loans.
Loan Activity
The following table sets forth the activity of loans:

	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Beginning balance	$20,605,065	20,798,719	22,082,643	20,798,719	22,520,498
Loan acquisitions:
Federally insured student loans	460,513	349,061	570,092	809,574	840,107
Private education loans	33,303	47,605	—	80,908	—
Consumer loans	22,980	62,831	114,633	85,811	184,754
Total loan acquisitions	516,796	459,497	684,725	976,293	1,024,861
Repayments, claims, capitalized interest, and other	(1,124,686)	(312,579)	(873,466)	(1,437,265)	(1,378,186)
Consolidation loans lost to external parties	(166,778)	(216,327)	(255,386)	(383,105)	(528,657)
Consumer loans sold	—	(124,245)	(47,680)	(124,245)	(47,680)
Ending balance	$19,830,397	20,605,065	21,590,836	19,830,397	21,590,836

Loan Spread Analysis
The following table analyzes the loan spread on the Company’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Variable loan yield, gross	3.09%	3.98%	5.00%	3.55%	5.02%
Consolidation rebate fees	(0.84)	(0.83)	(0.84)	(0.83)	(0.84)
Discount accretion, net of premium and deferred origination costs amortization	0.02	0.01	0.02	0.02	0.02
Variable loan yield, net	2.27	3.16	4.18	2.74	4.20
Loan cost of funds - interest expense	(1.67)	(2.58)	(3.42)	(2.14)	(3.44)
Loan cost of funds - derivative settlements (a) (b)	0.14	0.04	0.02	0.09	0.03
Variable loan spread	0.74	0.62	0.78	0.69	0.79
Fixed rate floor income, gross	0.63	0.36	0.20	0.49	0.19
Fixed rate floor income - derivative settlements (a) (c)	(0.02)	0.04	0.23	0.01	0.27
Fixed rate floor income, net of settlements on derivatives	0.61	0.40	0.43	0.50	0.46
Core loan spread	1.35%	1.02%	1.21%	1.19%	1.25%

Average balance of loans	$20,242,054	20,793,758	21,837,774	20,517,906	22,075,522
Average balance of debt outstanding	20,217,401	20,616,771	21,536,878	20,417,086	21,761,723

(a) Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income (loan spread) as presented in this table. The Company reports this non-GAAP information because it believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. See "Derivative Settlements" included in this supplement for additional information on the Company's derivative instruments, including the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table.
A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Core loan spread	1.35%	1.02%	1.21%	1.19%	1.25%
Derivative settlements (1:3 basis swaps)	(0.14)	(0.04)	(0.02)	(0.09)	(0.03)
Derivative settlements (fixed rate floor income)	0.02	(0.04)	(0.23)	(0.01)	(0.27)
Loan spread	1.23%	0.94%	0.96%	1.09%	0.95%

(b) Derivative settlements consist of net settlements received related to the Company’s 1:3 basis swaps.
(c) Derivative settlements consist of net settlements received (paid) related to the Company’s floor income interest rate swaps.

A trend analysis of the Company's core and variable student loan spreads is summarized below.

Core and Variable Loan Spreads
Asset / Liability Base Rate Spread (a)
1.60%
1.40%
1.20%
1.00%
0.80%
0.60%
0.45%
0.40%
0.35%
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.00%
-0.05%
-0.10%
1.30%
1.21%
1.17%
1.14%
1.02%
1.35%
0.08%
0.05%
0.10%
0.12%
0.29%
0.41%
0.80%
0.78%
0.81%
0.76%
0.62%
0.74%
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20
Core
Variable
Asset/Liability Base Rate Spread

(a) The interest earned on a large portion of the Company's FFELP student loan assets is indexed to the one-month LIBOR rate. The Company funds a portion of its assets with three-month LIBOR indexed floating rate securities. The relationship between the indices in which the Company earns interest on its loans and funds such loans has a significant impact on loan spread. This table (the right axis) shows the difference between the Company's liability base rate and the one-month LIBOR rate by quarter.
The difference between variable loan spread and core loan spread is fixed rate floor income earned on a portion of the Company's federally insured student loan portfolio. A summary of fixed rate floor income and its contribution to core loan spread follows:

	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Fixed rate floor income, gross	$31,866	18,758	10,840	50,625	21,265
Derivative settlements (a)	(1,308)	2,125	12,165	816	28,867
Fixed rate floor income, net	$30,558	20,883	23,005	51,441	50,132
Fixed rate floor income contribution to spread, net	0.61%	0.40%	0.43%	0.50%	0.46%

(a) Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

Fixed Rate Floor Income

The following table shows the Company’s federally insured student loan assets that were earning fixed rate floor income as of June 30, 2020.

Fixed interest rate range	Borrower/lender weighted average yield	Estimated variable conversion rate (a)	Loan balance
3.0 - 3.49%	3.27%	0.73%	$985,604
3.5 - 3.99%	3.66%	1.02%	1,374,119
4.0 - 4.49%	4.20%	1.56%	1,081,053
4.5 - 4.99%	4.71%	2.07%	678,431
5.0 - 5.49%	5.22%	2.58%	443,610
5.5 - 5.99%	5.67%	3.03%	302,021
6.0 - 6.49%	6.19%	3.55%	347,076
6.5 - 6.99%	6.70%	4.06%	339,097
7.0 - 7.49%	7.17%	4.53%	120,445
7.5 - 7.99%	7.71%	5.07%	216,190
8.0 - 8.99%	8.18%	5.54%	512,420
> 9.0%	9.05%	6.41%	195,264
			$6,595,330

(a) The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate. As of June 30, 2020, the weighted average estimated variable conversion rate was 2.35% and the short-term interest rate was 37 basis points.
The following table summarizes the outstanding derivative instruments as of June 30, 2020 used by the Company to economically hedge loans earning fixed rate floor income.

Maturity	Notional amount	Weighted average fixed rate paid by the Company (a) (d)

2021	$600,000	2.15%
2022 (b)	500,000	0.94
2023 (c)	400,000	1.00
	$1,500,000	1.44%

(a) For all interest rate derivatives, the Company receives discrete three-month LIBOR.
(b) $250.0 million of these derivatives have forward effective start dates in each of August 2020 and June 2021.
(c) $250.0 million of these derivatives have forward effective start dates in July 2020.
(d) Excluding the derivatives with forward effective start dates, the weighted average fixed rate paid by the Company as of June 30, 2020 on its $750 million floor income derivative portfolio was 2.17%.